Exhibit 95.1

MINE SAFETY DISCLOSURE
The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Financial Reform Act") and Item 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Exchange Act that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the "Mine Act"). Only our U.S. mining operations are subject to these disclosure requirements.
Mine Safety Information
Whenever the Federal Mine Safety and Health Administration ("MSHA") believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed.
The following table reflects citations and orders issued to us by MSHA during the quarter ended September 30, 2017. The proposed and closed assessments as of and for the quarter ended September 30, 2017 were taken from the MSHA data retrieval system as of October 4, 2017. Section references below are to sections of the Mine Act.

Mine and MSHA ID#(1)	Total # of "Significant and Substantial" Violations Under §104(2)	Total # of Orders Issued Under §104(b)(3)	Total # of Citations and Orders Issued Under §104(d)(4)	Total # of Flagrant Violations Under §110(b)(2)(5)	Total # of Imminent Danger Orders Under §107(a)(6)	Total Amount of Proposed Assessments from MSHA under the Mine Act(7)	Total # of Mining-Related Fatalities(8)	Pending Legal Actions(9)	Legal Actions Instituted(10)	Legal Actions Resolved(11)
Midas 2602314	3	—	—	—	—	$5,966	—	—	—	—
Fire Creek 2602691	2	—	—	—	—	$—	—	—	—	—
Hollister 2602535	4	—	—	—	—	$2,834	—	—	—	—
Aurora 2602235	—	—	—	—	—	$—	—	—	—	—
Total	9	—	—	—	—	$8,800	—	—	—	—

(1)
MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities.

(2)
Represents the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which we received a citation from the MSHA.

(3)
Represents the total number of orders issued under Section 104(b) of the Mine Act, which represents a failure to abate a citation issued under Section 104(a) of the Mine Act within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines the violation has been abated.

(4)	Represents the total number of citations and orders issued by MSHA under Section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(5)	Represents the total number of flagrant violations identified by MSHA under Section 110(b)(2) of the Mine Act.

(6)	Represents the total number of imminent danger orders issued under Section 107(a) of the Mine Act.

(7)	Amount represents the total United States dollar value of proposed assessments received from MSHA during the quarter ended September 30, 2017.

(8)
Represents the total number of mining-related fatalities, during the quarter ended September 30, 2017, at mines subject to the Mine Act pursuant to Section 1503(a)(1)(G) of the Financial Reform Act and Item 104(a)(1)(vii) of Regulation S-K.

(9)
Represents the total number of legal actions pending as of September 30, 2017 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act and Item 104(a)(3) of Regulation S-K. See "Pending Legal Actions" section below for more detail.

(10)	Represents the total number of legal actions instituted during the quarter ended September 30, 2017 before the Federal Mine Safety and Health Review Commission.

(11)	Represents the total number of legal actions resolved during the quarter ended September 30, 2017 before the Federal Mine Safety and Health Review Commission.
Pattern or Potential Pattern of Violations
In addition, as required by the reporting requirements regarding mine safety included in Section 1503(a)(2) of the Financial Reform Act and Item 104(a)(2) of Regulation S-K, for the quarter ended September 30, 2017, none of the mines operated by us received written notice from MSHA of: (a) a pattern o f violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Act; or (b) the potential to have such a pattern.
Pending Legal Actions
The number of legal actions pending as of September 30, 2017, with respect to each of the mines set forth in the table above, that fall into each of the following categories is as follows:

(a)	Contests of citations and orders: 0
(b)	Contests of proposed penalties: 0
(c)	Complaints for compensation: 0
(d)	Complaints of discharge, discrimination or interference: 0
(e)	Applications for temporary relief: 0
(f)	Appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission: 0